Date: 11 May 2004
Release Number: 2004 -15

Intelsat Agrees to Acquire COMSAT General Business; Deal To Strengthen Intelsat’s Government
 Solutions Business Unit

Pembroke, Bermuda, 11 May 2004 — Intelsat, Ltd. today announced that it has signed an agreement to acquire the assets of end-to-end communications services integrator COMSAT General Corporation and certain of its affiliates, in a transaction expected to strengthen Intelsat’s competitive position in the U.S. Government commercial satellite capacity and services market. COMSAT General is a subsidiary of Lockheed Martin Corporation (Lockheed Martin), which owns 24.1% of Intelsat, Ltd.

The total agreed purchase price is approximately $90 million, including approximately $40 million that may be paid in the form of ordinary shares of Intelsat, Ltd. Intelsat will also purchase an Atlas launch vehicle from Lockheed Martin Commercial Launch Services, Inc., an affiliate of Lockheed Martin, for the launch of a future satellite.

COMSAT General is a provider of integrated satellite-centric communications services to commercial and government users, including the resale of satellite capacity purchased from Intelsat and other operators. In addition, COMSAT General provides value-added services such as bandwidth management and host nation agreement management. COMSAT General had revenues of approximately $150 million in 2003.

Under the transaction terms, Intelsat has agreed to acquire the customer contracts and vendor contracts associated with COMSAT General ‘s business, as well as FCC and other governmental licenses, leased business premises and other related assets.

“This agreement is another step forward in our strategy to develop and grow our managed services capabilities in segments that we believe represent stable, long-term growth opportunities for fixed satellite services operators,” said Conny Kullman, Chief Executive Officer of Intelsat, Ltd. “The U.S. and other NATO country governments currently rely on commercial satellite capacity for a substantial portion of their mission-critical communications and customized services. We believe that the acquisition announced today, when completed, will solidify Intelsat’s competitive position in this important market.”

Susan Miller, President of Intelsat Government Solutions Corporation, said, “Government agencies from the U.S. and other countries already depend on Intelsat’s global network resources for a variety of communications needs. We look forward to directly serving these key customers with a greater range of end-to-end solutions upon the closing of this acquisition.”

The closing of the transaction is subject to the satisfaction or waiver of several conditions, including the receipt of U.S. Federal Communications Commission, U.S. Department of Defense and other governmental approvals. Intelsat currently expects the closing of the transaction to occur in the fourth quarter of 2004.

About Intelsat

Building on 40 Years of Leadership. As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat’s global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets and grow their businesses with confidence. For more information, visit www.intelsat.com.

Contact:

Dianne VanBeber
+1 202 944 7406
dianne.vanbeber@intelsat.com

Safe Harbor Statement: Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements relating to Intelsat’s expectation that its proposed acquisition of the COMSAT General business will strengthen its competitive position in the U.S. Government commercial satellite capacity and services market, statements relating to the segments that Intelsat believes represent stable, long-term growth opportunities for fixed satellite services operators, statements relating to Intelsat’s belief that the COMSAT General transaction, when completed, will solidify Intelsat’s competitive position in the important market for the provision of commercial satellite capacity to government and military users and statements relating to Intelsat’s ability, once it completes its acquisition of the COMSAT General business, to directly serve government agencies from the United States and other countries with a greater range of end-to-end solutions. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words “will”, “expect”, and “believe” and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. These factors could cause Intelsat’s actual results to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. In connection with any strategic transaction, known risks include, but are not limited to, the inability to complete the transaction or the need to modify aspects of the transaction in order to obtain required regulatory approvals; the inability to attract and retain the personnel necessary for operation of the business to be acquired; the inability to retain and continue to serve successfully customers gained in connection with the transaction; the inability to execute integration strategies successfully or to achieve planned synergies or business goals; and the incurrence of unexpected costs of integration. Known risks also include, but are not limited to, insufficient market demand for the services offered by Intelsat; the quality and price of services offered by Intelsat’s competitors; the risk of delay in implementing Intelsat’s business strategy; Intelsat’s access to sufficient capital to meet its operating and financing needs; changes in laws and regulations or the inability to maintain required government authorizations; political, economic and legal conditions in the markets Intelsat is targeting for communications services or in which Intelsat operates; general economic conditions; and a change in the health of Intelsat’s satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s satellites. More detailed information about known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward -looking statements, whether as a result of new information, future events or otherwise.